Exhibit 4.4
CUSTODY AGREEMENT
     This Custody Agreement (this “Agreement”) dated as of September ___, 2007 is made by and among Brookshire Raw Materials U.S. Trust, a Delaware statutory trust (the “Trust”) acting for and on behalf of each Fund (as defined below), Brookshire Raw Materials Management, LLC (the “Managing Owner”) and                              in its capacity as custodian hereunder (the “Custodian”).
     WHEREAS, the Trust is a Delaware statutory trust organized under 12 Del. Chapter 3801 et seq. (as amended from time to time, the “Delaware Trust Act”) composed of the following separate and distinct series (subject to such series receiving sufficient funding to commence trading and for so long as such series continues trading thereafter), referred to as the Brookshire Raw Materials (U.S.) Core USD Fund, Brookshire Raw Materials (U.S.) Core CDN Fund, Brookshire Raw Materials (U.S.) Agriculture USD Fund, Brookshire Raw Materials (U.S.) Agriculture CDN Fund, Brookshire Raw Materials (U.S.) Metals USD Fund, Brookshire Raw Materials (U.S.) Metals CDN Fund, Brookshire Raw Materials (U.S.) Energy USD Fund, Brookshire Raw Materials (U.S.) Energy CDN Fund, Brookshire Raw Materials (U.S.) Accelerated Core USD Fund, and the Brookshire Raw Materials (U.S.) Accelerated Core CDN Fund (each such series that receives sufficient funding to commence trading and for so long as such series continues trading, a “Fund” and collectively, the “Funds”), with Funds whose names includes “USD Fund” being denominated in U.S. Dollars and Funds whose names includes “CDN Fund” being denominated in Canadian Dollars;
     WHEREAS, the Managing Owner serves as the sole managing owner of the Trust and has complete management authority over the Trust; and
     WHEREAS, the Trust and the Managing Owner wish to set forth the terms and conditions pursuant to which Custodian will serve as custodian of the securities (other than commodity futures contracts custodialized by each Fund’s futures commission merchants) (“Investments”), cash and other assets of each Fund (Investments, cash and other assets, collectively, “Assets”).
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1. Appointment.
          (a) The Trust and the Managing Owner hereby appoint the Custodian as custodian in respect of each Fund for the purposes set forth herein, and the Custodian hereby accepts such appointment and agrees to establish and maintain one or more segregated securities accounts and cash accounts for each Fund (with each such account being separate and distinct with respect to each Fund) in which Custodian will hold the Assets of each Fund as provided herein, in each case upon the terms and subject to the conditions set forth herein. Each account shall be in the name of the applicable Fund.
          (b) Each Fund will deliver to the Custodian all Assets owned by it, and all payments of income, payments of principal or capital distributions received by it with respect to all Investments owned by such Fund from time to time. The Custodian shall not be under any duty or obligation to require any Fund to deliver to it any Assets owned by any Fund and shall have no responsibility or liability for or on account of Assets not so delivered.
          (c) All Assets of each Fund delivered to the Custodian or its agents or Subcustodians shall be dealt with as provided in this Agreement. The duties of the Custodian with respect to each Fund’s Investments shall be only as set forth expressly in this Agreement.
     2. Instructions.
          (a) Unless otherwise explicitly indicated herein, the Custodian shall perform its duties pursuant to written instructions provided to the Custodian by a Fund and/or the Managing Owner (“Instructions”). Instructions shall be valid only if given by an authorized person listed on Schedule 4 with respect to the subject matter listed on Schedule 4 (an “Authorized Person”). Instructions may be transmitted by a Fund or the Managing Owner to the Custodian in such manner as the Managing Owner and the Custodian may agree from time to time. The Custodian shall follow reasonable Instructions; provided, that (a) the Custodian shall have no liability for shipping and insurance costs associated therewith, and (b) full payment shall have been made to the Custodian of its compensation, costs, expenses and other amounts to which it is entitled to under this Agreement.
          (b) The Custodian may treat any Authorized Person as having full authority of the applicable Fund and/or the Managing Owner to issue Instructions hereunder unless Schedule 4 or the notice of authorization contains explicit limitations as to said authority. The Custodian shall be entitled to rely upon the authority of Authorized Persons until it receives appropriate written notice from the applicable Fund to the contrary.
          (c) The Authorized Person shall be responsible for assuring the adequacy and accuracy of Instructions. Particularly, upon any acquisition or disposition or other dealing in the applicable Fund’s Investments and upon any delivery and transfer of any Investment or moneys, the Authorized Person initiating such Instruction shall give the Custodian an Instruction with appropriate detail, including, without limitation:
          (i) The transaction date and the date and location of settlement;
          (ii) The specification of the type of transaction;
          (iii) A description of the Assets in question, including, as appropriate, quantity, price per unit, amount of money to be received or delivered and currency information. Where an Instruction is communicated by electronic means, or otherwise where an Instruction contains an identifying number such as a CUSIP, SEDOL or ISIN number, the Custodian shall be entitled to rely on such number as controlling notwithstanding any inconsistency contained in such Instruction, particularly with respect to the description of the security in question; and
          (iv) The name of the broker or similar entity concerned with execution of the transaction.
          (d) If the Custodian believes an Instruction to be either unclear or incomplete, the Custodian may give prompt notice of such determination to the applicable Fund and/or the Managing Owner, and the applicable Fund and/or the Managing Owner shall thereupon amend or otherwise reform such Instruction. In such event, the Custodian shall have no obligation to take any action in response to the Instruction initially delivered until the redelivery of an amended or reformed Instruction.
     3. Safekeeping of Fund Assets.
          (a) General. The Custodian shall keep safely the Assets of each Fund that have been delivered to the Custodian and from time to time shall accept delivery of Assets of each Fund for safekeeping.
          (b) Use of Securities Depositories. The Custodian may deposit and maintain Investments in (i) The Depository Trust Company, (ii) the Participants Trust Company, (iii) any book-entry system as provided in Subpart O of Treasury Circular No. 300, 31 CFR 306, Subpart B of 31CFR Part 350, or the book-entry regulations of federal agencies substantially in the form of Subpart O, or (iv) any other domestic clearing agency registered with the Securities and Exchange Commission (the “SEC”) under Section 17A of the Securities Exchange Act of 1934, as amended, which acts as a securities depository and whose use the Trust has previously approved (each of the foregoing being referred to in this Agreement as a “Securities Depositary”), either directly or through one or more Subcustodians appointed by the Custodian. Investments held in a Securities Depository shall be held (i) subject to the agreement, rules, statement of terms and conditions or other document or conditions effective between the Securities Depository and the Custodian or the Subcustodian, as the case may be, and (ii) in an account for each Fund or in bulk segregation in an account maintained for the non-proprietary assets of the entity holding such Investments in the Depository. If market practice or the rules and regulations of the Securities Depository prevent the Custodian, the Subcustodian or (any agent of either) from holding its client assets in such a separate account, the Custodian, the Subcustodian or other agent shall as appropriate segregate such Investments for benefit of the applicable Fund or for the benefit of clients of the Custodian generally on its own books.
          (c) Certificated Assets. Investments which are certificated may be held in registered or bearer form: (i) in the Custodian’s vault; (ii) in the vault of a Subcustodian or agent of the Custodian or a Subcustodian; or (iii) in an account maintained by the Custodian, Subcustodian or agent at a Securities Depository; all in accordance with customary market practice in the jurisdiction in which any Investments are held, in the name of and for the applicable Fund.

          (d) Registered Assets. Investments which are registered may be registered in the name of the Custodian, a Subcustodian, or in the name of the applicable Fund or a nominee for any of the foregoing, and may be held in any manner set forth in Section 3(b) above with or without any identification of fiduciary capacity in such registration.
          (e) Book Entry Assets. Investments which are represented by book-entry may be so held in an account maintained by a book-entry agent on behalf of the Custodian, a Subcustodian or another agent of the Custodian, or a Securities Depository.
          (f) Replacement of Lost Investments. In the event of a loss of Investments for which the Custodian is responsible under the terms of this Agreement, the Custodian shall replace such Investment, or in the event that such replacement cannot be effected, the Custodian shall pay to the applicable Fund the fair market value of such Investment based on the last available price as of the close of business in the relevant market on the date that a claim was first made to the Custodian with respect to such loss, or, if less, such other amount as shall be agreed by the parties as the date for settlement.
     4. Additional Duties of the Custodian. The Custodian shall perform the following duties with respect to Investments of each Fund.
          (a) Purchase of Investments. Pursuant to Instructions, Investments for a Fund purchased for the account of such Fund shall be paid for (i) against delivery thereof to the Custodian or a Subcustodian, as the case may be, either directly or through a clearing corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such clearing corporation), or (ii) otherwise in accordance with an Instruction, applicable law, generally accepted trade practices, or the terms of the instrument representing such Investment.
          (b) Sale of Investments. Pursuant to Instructions, Investments sold for the account of a Fund shall be delivered (i) against payment therefor in cash, by check or by bank wire transfer, (ii) by credit to the account of the Custodian or the applicable Subcustodian, as the case may be, with a clearing corporation or a Securities Depository (in accordance with the rules of such Securities Depository or such clearing corporation), or (iii) otherwise in accordance with an Instruction, applicable law, generally accepted trade practices, or the terms of the instrument representing such Investment.
          (c) Delivery and Receipt in Connection with Collateral Margin Requirements. Pursuant to Instructions and subject to the last sentence in Section 5.4 below, the Custodian may deliver or receive Assets of Funds in connection with collateral and margin requirements.
          (d) Futures and Over-the-Counter (OTC) Contracts. If, pursuant to an Instruction, the Custodian shall become a party to an agreement with a Fund and a futures commission merchant regarding margin or a counterparty to an OTC contract (a “Tri-Party Agreement”), the Custodian shall (i) receive and retain, to the extent the same is provided to the Custodian, confirmations or other documents evidencing the purchase or sale by such Fund of exchange-traded futures contracts or the entering into of an option, forward or other derivatives transaction by such Fund, (ii) when required by such Tri-Party Agreement, deposit and maintain in an account opened pursuant to such Agreement (“Margin Account”) segregated either physically or by book-entry in a Securities Depository for the benefit of any futures commission merchant, such Investments as such Fund shall have designated as initial, maintenance or variation “margin” deposits or other collateral intended to secure such Fund’s performance of its obligations under the terms of any exchange-traded futures contracts and commodity options; and (iii) thereafter pay, release or transfer Investments into or out of the Margin Account in accordance with the provisions of such agreement. Alternatively, the Custodian may deliver Investments, in accordance with an Instruction, to a futures commission merchant for margin purposes or to the counterparty or its custodian. The Custodian shall in no event be responsible for the acts and omissions of any futures commission merchant or the counterparty or its custodian, to whom Investments are delivered pursuant to this Section; for the sufficiency of Investments held in any Margin Account; for funding margin deposits or otherwise providing advances for the purpose of margin or other collateral in any Margin Account; or, for the performance of any terms of any exchange-traded futures contracts, commodity options, forward contracts and other derivative transactions.
          (e) Contractual Obligations and Similar Investments. From time to time, a Fund’s Investments may include Investments that are not ownership interests as may be represented by certificate (whether registered or bearer), by entry in a Securities Depository or by book entry agent, registrar or similar agent for recording ownership interests in the relevant Investment. If a Fund shall at any time acquire such Investments, including without limitation deposit obligations, repurchase agreements and derivative arrangements, the Custodian shall (i) receive and retain, to the extent the same are provided to the Custodian, confirmations or other documents evidencing the arrangement; and (ii) perform on such Fund’s account in accordance with the terms of the applicable arrangement, but only to the extent directed to do so by Instruction. The Custodian shall have no responsibility for agreements running to such Fund as to which it is not a party other than to retain, to the extent the same are provided to the Custodian, documents or copies of documents evidencing the arrangement and, in accordance with Instruction, to include such arrangements in reports made to such Fund.
          (f) Surrender of Securities. Unless otherwise directed by Instruction, the Custodian may surrender securities: (i) in temporary form for definitive securities; (ii) for transfer into the name of an entity allowable under Section 3(d); and (iii) for a different number of certificates or instruments representing the same principal amount of indebtedness.
          (g) Income Collection. Unless otherwise directed by Instruction, the Custodian shall collect any amount due and payable to each Fund with respect to Investments and promptly credit the amount collected to a Principal Account or Agency Account (as defined below) ; provided, however, that the Custodian shall not be responsible for: (i) the collection of amounts due and payable with respect to

Investments that are in default, or (ii) the collection of cash or security entitlements with respect to Investments that are not registered in the name of the Custodian or its Subcustodians. The Custodian is hereby authorized to endorse and deliver any instrument required to be so endorsed and delivered to effect collection of any amount due and payable to a Fund with respect to Investments.
          (h) Ownership Certificates and Disclosure of each Fund’s Interest. The Custodian is hereby authorized to execute on behalf of each Fund ownership certificates, affidavits or other disclosure required under applicable law or established market practice in connection with the receipt of income, capital gains or other payments by each Fund with respect to Investments, or in connection with the sale, purchase or ownership of Investments.
          (i) Taxes. Each Fund shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), with respect to any Assets held on behalf of a Fund or any transaction related thereto. In accordance with Section 11, the Custodian and each Subcustodian shall be indemnified for the amount of any Tax that the Custodian, any such Subcustodian or any other withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of the Trust or a Fund (including any payment of Tax required by reason of an earlier failure to withhold). The Custodian shall, or shall instruct the applicable Subcustodian or other withholding agent to, withhold the amount of any Tax which is required to be withheld under applicable law upon collection of any dividend, interest or other distribution made with respect to any Security and any proceeds or income from the sale, loan or other transfer of any Security. In the event that the Custodian or any Subcustodian is required under applicable law to pay any Tax on behalf of a Fund, the Custodian is hereby authorized to withdraw cash from any cash account for that particular Fund only, in the amount required to pay such Tax and to use such cash, or to remit such cash to the appropriate Subcustodian, for the timely payment of such Tax in the manner required by applicable law. If the aggregate amount of cash in all cash accounts is not sufficient to pay such Tax, the Custodian shall promptly notify that the Managing Owner of the additional amount of cash (in the appropriate currency) required, and the Managing Owner, on behalf of that Customer, shall directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by the Custodian as specified herein. In the event that the Custodian reasonably believes that a Fund is eligible, pursuant to applicable law or to the provisions of any tax treaty, for a reduced rate of, or exemption from, any Tax which is otherwise required to be withheld or paid on behalf of a Fund under any applicable law, the Custodian shall, or shall instruct the applicable Subcustodian or withholding agent to, either withhold or pay such Tax at such reduced rate or refrain from withholding or paying such Tax, as appropriate; provided that the Custodian shall have received from the Managing Owner, on behalf of each Fund, all documentary evidence of residence or other qualification for such reduced rate or exemption required to be received under such applicable law or treaty. In the event that the Custodian reasonably believes that a reduced rate of, or exemption from, any Tax is obtainable only by means of an application for refund, the Custodian and the applicable Subcustodian shall have no responsibility for the accuracy or validity of any forms or documentation provided by the Managing Owner on behalf of a Fund, to the Custodian hereunder. The Custodian and each Subcustodian shall be indemnified in accordance with Section 11 in respect of any liability arising from any underwithholding or underpayment of any Tax which results from the inaccuracy or invalidity of any such forms or other documentation, and such obligation to indemnify.
          (j) Transaction Records. The Custodian shall furnish the Managing Owner and the Trust (on behalf of each Fund), with a list of daily transactions and a monthly summary of all transfers to or from each account maintained by the Custodian or a Subcustodian on behalf of a Fund.
     5. Cash Accounts, Deposits and Money Movements. Subject to the terms and conditions set forth in this Section 5, the Trust and the Managing Owner each hereby authorize the Custodian to open and maintain on behalf of each Fund, with itself or with Subcustodians, cash accounts in United States Dollars and Canadian Dollars or in such other currencies as a Fund shall from time to time request by Instruction.
          (a) Types of Cash Accounts. Cash accounts opened on the books of the Custodian (“Principal Accounts”) shall be opened in the name of the applicable Fund. Such accounts collectively shall be a deposit obligation of the Custodian and shall be subject to the terms of this Section 5 and the general liability provisions contained in Section 7. Cash accounts opened on the books of a Subcustodian may be opened in the name of the applicable Fund or the Custodian or in the name of the Custodian for its customers generally (“Agency Accounts”). Such deposits shall be obligations of the Subcustodian and shall be treated as an Investment of the applicable Fund.
          (b) Payments and Credits with Respect to Cash Accounts. The Custodian shall make payments from or deposits to any of said accounts in the course of carrying out its administrative duties, including but not limited to income collection with respect to a Fund’s Investments, and otherwise in accordance with Instructions. The Custodian and its Subcustodians shall be required to credit amounts to the cash accounts only when moneys are actually received in cleared funds in accordance with banking practice in the country and currency of deposit. Any credit made to any Principal Account or Agency Account before actual receipt of cleared funds shall be provisional and may be reversed by the Custodian in the event such payment is not actually collected.
          (c) Foreign Exchange Transactions. The Custodian shall, subject to the terms of this Section 5, settle foreign exchange transactions (including contracts, futures, options and options on futures) on behalf and for the account of a Fund with such currency brokers or banking institutions, including Subcustodians, as such Fund may direct pursuant to Instructions. The Custodian may act as principal in any foreign exchange transaction with a Fund. The obligations of the Custodian in respect of all foreign exchange transactions (whether or not the Custodian shall act as principal in such transaction) shall be contingent on the free, unencumbered transferability of the currency transacted on the actual settlement date of the transaction.

          (d) Advances. If, for any reason in connection with this Agreement the Custodian or any Subcustodian makes an advance (“Advance”) to facilitate settlement or otherwise for the benefit of the applicable Fund (whether or not any Principal Account or Agency Account shall be overdrawn either during, or at the end of, any day other than a Saturday, Sunday or any other day on which the Custody Agent located at the notice address set forth on Schedule 1 is authorized or required by law or executive order to remain closed (a “Business Day”), the applicable Fund and the Managing Owner each hereby does:
          (i) acknowledge that the applicable Fund shall have no right, title or interest in or to any Investments purchased with such Advance or proceeds of such Investments, and that any credit to an account of Fund shall be provisional, until: (A) the debit of the Principal Account or Agency Account by Custodian for an amount equal to the cost of such advance; and/or (B) if such debit produces an overdraft in such account, reimbursement to the Custodian or Subcustodian for the amount of such overdraft; and
          (ii) acknowledge that the Custodian has an automatically perfected statutory security interest in Investments purchased with any such Advance pursuant to Section 9-206 of the Uniform Commercial Code as in effect in the State of New York from time to time.
          (e) Custodian’s Rights Neither the Custodian nor any Subcustodian shall be obligated to make any Advance or to allow an Advance to occur to a Fund, and in the event that the Custodian or any Subcustodian does make or allow an Advance, any such Advance and any transaction giving rise to such Advance shall be for the account and risk of the applicable Fund and shall not be deemed to be a transaction undertaken by the Custodian for its own account and risk. If such Advance shall have been made or allowed by a Subcustodian or any other person, the Custodian may assign all or part of its security interest referenced above and any other rights granted to the Custodian hereunder to such Subcustodian or other person. If the applicable Fund shall fail to repay the costs of such Advance when due, the Custodian or its assignee, as the case may be, shall be entitled to a portion of the available cash balance in any Agency or Principal Account equal to such costs, and the Fund authorizes the Custodian, on behalf of such Fund, to pay an amount equal to such Advance costs irrevocably to such Subcustodian or other person, and to dispose of any property in such Account to the extent necessary to make such payment. Any Investments and funds credited to accounts subject to this Agreement created pursuant hereto shall be treated as financial assets credited to securities accounts under Articles 8 and 9 of the Uniform Commercial Code as in effect in the State of New York from time to time. Accordingly, the Custodian and any Subcustodian shall have the rights and benefits of a secured creditor that is a securities intermediary under such Articles 7 and 8.
          (f) Non-Discretionary Details. Without the necessity of express authorization from the applicable Fund or the Managing Owner, the Custodian shall attend to all nondiscretionary details in connection with the sale, exchange, substitution, purchase, transfer or other dealings with Assets of each Fund held by the Custodian except as otherwise directed from time to time by the applicable Fund.
     6. Subcustodians and Securities Depositories.
          (a) General. The Custodian may, from time to time, in accordance with the relevant provisions of this Section 6, appoint one or more Domestic Subcustodians, Foreign Subcustodians and Interim Subcustodians (as such terms are defined below) to act on behalf of each Fund. For purposes of this Agreement all duly appointed Domestic Subcustodians, Foreign Subcustodians and Interim Subcustodians are referred to collectively as “Subcustodians”.
          (b) Domestic Subcustodians. The Custodian may, at any time and from time to time, at its own expense, appoint subcustodian(s) satisfying the applicable requirements of the Federal Reserve Bank and the SEC to act on behalf of one or more Funds for purposes of holding cash, securities and other assets of such Fund(s) and performing other functions of the Custodian within the United States (a “Domestic Subcustodian”), provided that the Custodian shall notify the Managing Owner in writing of the identity and qualifications of any proposed Domestic Subcustodian at least 30 days prior to appointment of such Domestic Subcustodian, and the Managing Owner may, in its sole discretion, by written notice to the Custodian executed by an Authorized Person disapprove of the appointment of such Domestic Subcustodian. If following notice by the Custodian to the Managing Owner regarding appointment of a Domestic Subcustodian and the expiration of 30 days after the date of such notice, the Managing Owner shall have failed to notify the Custodian of its/their disapproval thereof, the Custodian may, in its discretion, appoint such proposed Domestic Subcustodian as its subcustodian.
          (c) Foreign Subcustodians. The Custodian may, at any time and from time to time, at its own expense, appoint subcustodian(s) satisfying the applicable requirements of the Federal Reserve Bank and the SEC to act on behalf of one or more Funds for purposes of holding cash, securities and other assets of such Fund(s) and performing other functions of the Custodian in countries other than the United States of America (a “Foreign Subcustodian”); provided that prior to the appointment of any Foreign Subcustodian, the Custodian shall have obtained written confirmation of the approval of the Managing Owner with respect to (i) the identity and qualifications of any proposed Foreign Subcustodian, (ii) the country or countries in which, and the securities depositories or clearing agencies (satisfying the applicable requirements of the Federal Reserve Bank and the SEC) through which, any proposed Foreign Subcustodian is authorized to hold Assets of the applicable Funds (each, a “Foreign Depository”) and (iii) the form and terms of the subcustodian agreement to be entered into between such proposed Foreign Subcustodian and the Custodian. The Managing Owner shall be responsible for informing the Custodian sufficiently in advance of a proposed investment which is to be held in a country in which no Foreign Subcustodian is authorized to act, in order that there shall be sufficient time for the Custodian to effect the appropriate arrangements with a proposed Foreign Subcustodian. The Custodian shall not agree to any material amendment to any subcustodian agreement entered into with a Foreign Subcustodian, or agree to permit any material changes thereunder, or waive any material rights under such agreement, except upon prior approval of the Managing Owner. The Custodian shall promptly provide the Managing Owner with notice of any such amendment, change, or waiver, whether or not material, including a copy of any such amendment. For purposes of this subsection, a material amendment, change or waiver means an amendment, change or waiver that may reasonably be expected to have an adverse effect on any Fund in any material way, including but not limited to the Trust’s or a Fund’s obligations under applicable requirements of the Federal Reserve Bank and the SEC.
          (d) Interim Subcustodians. In the event that a Fund shall invest in a security or other asset to be held in a country in which no Foreign Subcustodian is authorized to act (whether because the Custodian has not appointed a Foreign Subcustodian in such country and entered into a subcustodian agreement with it or because the Managing Owner has not approved the Foreign Subcustodian appointed by the Custodian in such country and the related subcustodian agreement), the Custodian shall promptly notify the Managing Owner in writing that no Foreign Subcustodian is approved in such country and the Custodian shall, upon receipt of Instructions, appoint any person or entity mutually agreed by the Managing Owner and the Custodian to hold such security or other asset. Any such person or entity appointed as a Subcustodian pursuant to this Section 6(d) is hereinafter referred to herein as an “Interim Subcustodian”.
          (e) Termination of a Subcustodian. The Custodian shall (a) cause each Domestic Subcustodian and Foreign Subcustodian to, and (b) use its reasonable best efforts to cause each Interim Subcustodian to, perform all of its obligations in accordance with the terms and conditions of the subcustodian agreement between the Custodian and such Subcustodian. In the event that the Custodian is unable to cause such Subcustodian to fully perform its obligations thereunder, the Custodian shall forthwith, upon the receipt of Instructions, exercise its reasonable best efforts to recover any Losses (as hereinafter defined) incurred by the applicable Fund because of such failure to perform from such Subcustodian under the applicable subcustodian agreement and, if necessary or desirable, terminate such subcustodian and appoint a replacement Subcustodian in accordance with the provisions of this Agreement. In addition to the foregoing, the Custodian (i) may, at any time in its discretion, upon written notification to the Managing Owner, terminate any Domestic Subcustodian, Foreign Subcustodian or Interim Subcustodian, and (ii) shall, upon receipt of Instructions, terminate any Subcustodian with respect to the applicable Fund, in each case in accordance with the termination provisions of the applicable subcustodian agreement.
          (f) Agents. The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank, trust company, securities depository or clearing agency that is itself qualified to act as a custodian under applicable Federal Reserve Bank and SEC rules and regulations as its agent (an “Agent”) to carry out such of the provisions of this Agreement as the Custodian may from time to time direct, provided that the appointment of one or more Agents shall not relieve the Custodian of its responsibilities under this Agreement. Without limiting the foregoing, the Custodian shall be responsible for any notices, documents or other information, or any Assets of a Fund, received by any Agent on behalf of the Custodian or a Fund as if the Custodian had received such items itself.
     7. Responsibilities of the Custodian.
          (a) General. In performing its duties and obligations hereunder, the Custodian shall use reasonable care under the facts and circumstances prevailing in the market. Subject to the specific provisions of this Section 7, the Custodian shall be liable for any direct damage incurred by any Fund in consequence of the Custodian’s gross negligence or willful misconduct. In no event shall the Custodian be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement even if the Custodian has been advised of the possibility of such damages. It is agreed that the Custodian shall have no duty to assess the risks inherent in any Fund’s Investments or to provide investment advice with respect to such Investments and that any Fund as principal shall bear any risks attendant to particular Investments such as failure of counterparty or issuer.
          (b) Limitations of Performance. The Custodian shall not be responsible under this Agreement for any failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such failure to perform, for or in consequence of the following causes:
          (i) Force Majeure. “Force Majeure” shall mean any circumstance or event which is beyond the reasonable control of the Custodian, a Subcustodian or any agent of the Custodian or a Subcustodian and which adversely affects the performance by the Custodian of its obligations hereunder, by the Subcustodian of its obligations under its Subcustody Agreement or by any other agent of the Custodian or the Subcustodian, including any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water damage or explosion, (c) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium, (d) any interruption of the power supply or other utility service, (e) any strike or other work stoppage, whether partial or total, (f) any delay or disruption resulting from or reflecting the occurrence of any Sovereign Risk, (g) any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any Sovereign Risk, (h) any encumbrance on the transferability of a currency or a currency position on the actual settlement date of a foreign exchange transaction, whether or not resulting from or reflecting the occurrence of any Sovereign Risk, or (i) any other cause similarly beyond the reasonable control of the Custodian.
          (ii) Sovereign Risk. “Sovereign Risk” shall mean, in respect of any jurisdiction, including the United States of America, where Investments are acquired or held hereunder or under a Subcustody Agreement, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any governmental authority, (c) the confiscation, expropriation or nationalization of any Investments by any governmental authority, whether de facto or de jure, (iv) any devaluation or revaluation of any currency, (d) the imposition of taxes, levies or other charges affecting Investments, (vi) any change in the applicable law, or (v) any other economic or political risk incurred or experienced.
          (c) Limitations on Liability. The Custodian shall not be liable for any loss, claim, damage or other liability arising from the following causes:
          (i) Failure of Third Parties. The failure of any third party including: (A) the Managing Owner; (B) any futures commission merchant(s); (C) any issuer of Investments or book-entry or other agent of and issuer; (D) any counterparty with respect to any Investment, including any issuer of exchange-traded or other futures, option, derivative or commodities contract; (E) failure of an investment advisor or other agent of any Fund; or (F) failure of other third parties similarly beyond the control or choice of the Custodian.
          (ii) Information Sources. The Custodian may rely upon information received from issuers of Investments or agents of such issuers, information received from Subcustodians and from other commercially reasonable sources such as commercial data bases and the like, but shall not be responsible for specific inaccuracies in such information, provided that the Custodian has relied upon such information in good faith, or for the failure of any commercially reasonable information provider.
          (iii) Reliance on Instruction. Action by the Custodian or the Subcustodian in accordance with an Instruction, even when such action conflicts with, or is contrary to any provision of, the Trust Agreement of the Trust, applicable law, or actions by the owners of a Fund.
          (iv) Restricted Securities. The limitations inherent in the rights, transferability or similar investment characteristics of a given Investment of a Fund.
     8. Succession. The Custodian may resign and be discharged from its duties or obligations hereunder by giving 60 days’ advance notice in writing of such resignation to the other parties hereto specifying a date when such resignation shall take effect. The Custodian shall have the right to receive from the Managing Owner an amount equal to any amount due and owing to the Custodian, plus any costs and expenses the Custodian shall have reasonably incurred in connection with the termination of this Agreement. Any corporation or association into which the Custodian may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the escrow business of the Custodian’s corporate trust line of business may be transferred, shall be the Custodian under this Agreement without further act.

     9. Termination.
          (a) This Agreement shall continue and remain in force and effect for a period of one (1) year from the day hereof and thereafter for further successive periods of one (1) year each, in perpetuity, unless and until terminated in accordance with the remainder of this Section 9.
          (b) The Managing Owner and/or the Trust giving written notice to the Custodian (either with respect to any or all of the Funds) may terminate this Agreement on sixty (60) days’ prior written notice (or at such earlier date as may be agreed between the Managing Owner and the Custodian). Any such notice shall specify the Funds to which the termination of this Agreement is being effected and for the avoidance of doubt, it is understood and agreed that the termination of this Agreement with respect to one or more Funds shall not affect the effectiveness of this Agreement with respect to Funds not specified in the termination notice.
          (c) In the event that the Trust or a Fund terminates in accordance with the Trust Agreement, this Agreement shall automatically terminate, effective as of such time, with respect to the Trust and all Funds (in the event that the Trust is terminated) or the applicable Fund(s) (in the event that one or more Funds are terminated). The Managing Owner shall give the Custodian prompt written notice of the termination of the Trust and/or one or more Funds. Any such notice shall specify the Funds to which the termination of this Agreement is being effected and for the avoidance of doubt, it is understood and agreed that the termination of this Agreement with respect to one or more Funds shall not affect the effectiveness of this Agreement with respect to Funds not specified in the termination notice.
          (d) In addition, without prejudice to any of the rights or obligations accrued up to the time of termination, this Agreement may be terminated by either (i) the Managing Owner and/or the Trust giving written notice to the Custodian (either with respect to any or all of the Funds) or (ii) the Custodian giving written notice to the Managing Owner and the Trust (either with respect to any or all of the Funds):
          (i) if the other party(ies) has/have committed any material breach of its obligations under this Agreement and failed to cure such breach within thirty (30) days of receipt of notice from the other requiring it so to do; or
          (ii) if the other party(ies) (A) applies/apply for or consents to the appointment of a receiver, trustee, custodian, or liquidator because of its inability to pay its debts as they mature; (B) makes/make a general assignment for the benefit of creditors; (C) becomes/become adjudicated as bankrupt or insolvent or becomes the subject of an order for relief under Title 11 of the United States Code or any foreign counterpart thereto; (D) files/file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under such law; or (E) suffers/suffer the filing against it of an involuntary petition seeking relief under Title 11 of the United States Code or any foreign counterpart thereto, and any such action remains unremedied for 90 consecutive days; or
          (iii) if an order, judgment or decree is entered, without the application, approval or consent of the other party(ies), by any court of competent jurisdiction, approving a petition seeking reorganization or appointing a receiver of such other party or substantially all of the assets of such other party, and such order, judgment or decrees continues unstayed and in effect for any period of 60 consecutive days.
     Upon termination of this Agreement, if any Assets remain in any account of any Fund, the Custodian shall deliver to the applicable Fund such Assets. Except as otherwise provided herein, all obligations of the parties to each other under this Agreement shall cease upon termination of this Agreement.
     10. Fees. The Managing Owner agrees to (i) pay the Custodian upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing by the Managing Owner and the Custodian shall be as described in Schedule 3 attached hereto, and (ii) pay or reimburse the Custodian upon request for all reasonable and appropriately evidenced expenses, disbursements and advances (other than those expenses, disbursements and advances for which the Managing Owner and the Trust would not be required to indemnify the Indemnitees pursuant to Section 11), including reasonable attorney’s fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Agreement.
     11. Indemnity. The (x) Managing Owner and the Trust (in the case of a claim against the Trust itself or all Funds) or (y) the Managing Owner and the applicable Fund(s) (in the case of a claim against one or more specific Funds), shall jointly and severally indemnify, defend and save harmless the Custodian and its directors, officers, agents and employees (collectively, the “Indemnitees”) from all loss, liability or expense incurred by any of them (including reasonable attorney’s fees and expenses) arising out of or in connection with (i) the Custodian’s execution and performance of this Agreement, except in the case of any Indemnitee, to the extent that such loss, liability or expense is due to the gross negligence, bad faith or willful misconduct of such Indemnitee, or (ii) such Indemnitee’s following any instructions or other directions reasonably believed by such Indemnitee to be from the Managing Owner or the Trust, except to the extent that the Custodian’s following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Custodian or the termination of this Agreement.
     12. TINs. The Managing Owner and each Fund represent (severally and not jointly) that its correct TIN assigned by the Internal Revenue Service (“IRS”) and any other applicable taxing authority is set forth in Schedule 1. Upon execution of this Agreement, the Managing Owner and each Fund shall provide the Custodian with a fully executed IRS Form W-9, which shall include the TIN of the Managing Owner or such

Fund, as applicable. All interest or other income earned under this Agreement shall be allocated and/or paid as directed in a written direction of the Managing Owner and reported by the Custodian as the income of the person to whom such income is allocated and/or paid to the IRS or any other taxing authority. Notwithstanding such written directions, the Custodian shall file information returns and withhold any taxes as it is informed by a written opinion of counsel are required by any law or regulation in effect at the time of the distribution. In the absence of timely direction, all proceeds of all Assets of each Fund shall be retained in custody by the Custodian. In the event that any earnings remain undistributed at the end of any calendar year, the Custodian shall report to the IRS or such other authority such earnings as directed in writing by the Managing Owner. Notwithstanding such written directions, the Custodian shall file information returns and withhold any taxes as it is informed by a written opinion of counsel are required by any law or regulation then in effect.
     13. Notices.
          (a) All communications hereunder shall be in writing and shall be deemed to be duly given and received: (i) upon delivery if delivered personally or upon confirmed transmittal if by facsimile; (ii) on the next Business Day (as hereinafter defined) if sent by overnight courier; or (iii) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth on Schedule 1 or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.
          (b) In the event that the Custodian, in its sole discretion, shall determine that an emergency exists, the Custodian may use such other means of communication as the Custodian deems appropriate.
     14. Fund Disclaimer. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that the Trust is organized in series pursuant to Sections 3804(a) and 3806(b)(2) of the Delaware Trust Act. As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to each series of the Trust shall be enforceable against the assets of such series of the Trust only, and not against the assets of the Trust generally or the assets of any other series of the Trust or against the Trustee. There may be several series of the Trust created pursuant to the Trust Agreement of the Trust.
     15. Limitation of Limited Owner and Managing Owner Liability. This Agreement has been made and executed by and on behalf of the Custodian, the Funds, the Trust and the Managing Owner. The obligations of the Custodian, the Funds, the Trust and/or the Managing Owner set forth herein are not binding upon any of the Limited Owners individually but are binding only upon the assets and property identified herein. No resort shall be had to the assets of other Funds or the Limited Owners’ assets or personal property, for the satisfaction of any obligation or claim with respect to a different Fund hereunder. The obligations of the Funds and/or the Trust set forth herein are not binding upon the Managing Owner. No resort shall be had to the assets of the

Managing Owner’s assets or personal property, for the satisfaction of any of the Trust’s, and Funds’ or the Limited Owners’ obligations or claims hereunder.
     16. Subordination of Certain Claims and Rights. Except for amounts hereunder for which the Managing Owner is responsible (for which the Managing Owner shall be responsible for paying), the Custodian agrees and consents (the “Consent”) to look solely to the applicable Fund (the “Contracting Fund”) and its assets (the “Contracting Fund Assets”) for payment. The Contracting Fund Assets include only those funds and other assets that are paid, held or distributed to the Trust on account of and for the benefit of the Contracting Fund, including, without limitation, funds delivered to the Trust for the purchase of units in a Fund. In furtherance of the Consent, the Custodian agrees that any debts, liabilities, obligations, indebtedness, expenses and claims of any nature and of all kinds and descriptions (collectively, “Claims”) incurred, contracted for or otherwise existing arising from, related to or in connection with the Trust and its assets and the Contracting Fund and the Contracting Fund Assets, shall be subject to the following limitations:
          (a) Except as set forth below, the Claims, if any, of the Custodian (the “Subordinated Claims”) incurred, contracted for or otherwise existing, arising from, related to or in connection with the Contracting Fund and the Contracting Fund Assets and the assets of the Trust shall be expressly subordinate and junior in right of payment to any and all other Claims against the Trust and the Contracting Fund and any of their respective assets which may arise as a matter of Law or pursuant to any Contract; provided, however, that bona fide Claims of the Custodian, if any, against the Contracting Fund shall be pari passu and equal in right of repayment and distribution with all other bona fide Claims against the Contracting Fund;
          (b) The Custodian will not take, demand or receive from any Fund or the Trust or any of their respective assets (other than the Contracting Fund or its assets) any payment for the Subordinated Claims, except in accordance with this Section 16;
          (c) Subject to this Section 16, the Claims of the Custodian with respect to the Contracting Fund shall only be asserted and enforceable against the Contracting Fund’s assets and the Managing Owner and its assets, and shall not be asserted or enforceable for any reason whatsoever against the assets of any other Fund or the Trust generally;
          (d) If the Claims of the Custodian against the Contracting Fund or the Trust are secured in whole or in part, the Custodian hereby waives (under section 1111(b) of the Bankruptcy Code (11 U.S.C. § 1111(b)) any right to have any deficiency Claims (which deficiency Claims may arise in the event such security is inadequate to satisfy such Claims) treated as unsecured Claims against the Trust or any other Fund, as the case may be;
          (e) In furtherance of the foregoing, if and to the extent that the Custodian receives monies in connection with the Subordinated Claims from a Fund or the Trust (or their respective assets) other than the Contracting Fund or the Managing

Owner and their respective assets and except as permitted by this Section 16, the Custodian shall be deemed to hold such monies in trust and shall promptly remit such monies to the Fund or the Trust that paid such amounts for distribution by such Fund or the Trust in accordance with the terms hereof; and
          (f) The provisions of this Section 16 shall apply at all times notwithstanding that the Claims are satisfied, and notwithstanding that the agreements in respect of such Claims are terminated, rescinded or canceled.
     16. Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of New York, except for Sections 14, 15 and 16, which shall be governed by and construed under the laws of the State of Delaware. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date first written above.

as Custodian

By:

Name:
Title:

BROOKSHIRE RAW MATERIALS
MANAGEMENT, LLC,
as Managing Owner

By:

Name:
Title:

BROOKSHIRE RAW MATERIALS (U.S.)
TRUST, for and on behalf of each Fund

By: Brookshire Raw Materials Management, LLC,
its sole managing owner

By:

Name:
Title:

Schedule 1

Trust Notice Address:	c/o Brookshire Raw Materials Management, LLC
100 Hart Road, Suite 210
Barrington, IL 60010
Attention: Clyde Harrison

Managing Owner Notice Address	100 Hart Road, Suite 210
Barrington, IL 60010
Attention: Clyde Harrison

Custodian Notice Address:

Trust TIN:	•

Managing Owner TIN:	•

Schedule 2
Wire Instructions for Custody Funds for the Funds

Schedule 3
Fees

Schedule 4
Authorized Persons
General — If to the Managing Owner:

Name	Telephone Number
1. Stephen Adams	888-877-2719 ext. 102
2. Gary Sugar	888-877-2719 ext. 103
Solely with respect to issuing instructions to buy, sell or exchange fixed income securities:

Name	Telephone Number
1. Dick Chambers

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